Exhibit 10.2

CARMAX, INC.
NOTICE OF RESTRICTED STOCK GRANT

[Date]

%%FIRST_NAME%-% %%LAST_NAME%-%
%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%CITY%-% , %%STATE%-%  %%ZIPCODE%-%

Dear %%FIRST_NAME%-% %%LAST_NAME%-%
The Board of Directors of CarMax, Inc. (the “Company”) wants to provide you with an opportunity to share in the success of our Company.  Accordingly, I am pleased to inform you that, as of %%OPTION_DATE%_% (the “Grant Date”), the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you shares of the common stock of CarMax, Inc. (the “Restricted Shares”) as set forth herein.

The Restricted Shares are subject to the provisions of the Plan.  The Committee administers the Plan.  The terms of the Plan are incorporated into this Notice of Restricted Stock Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control.  All capitalized terms not defined herein shall have the meaning given to them in the Plan.  Please refer to the Plan for certain conditions not set forth in this Notice of Grant.  Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way.  Copies of the Prospectus, the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 20__ are available from the Company’s corporate secretary at (804) 747-0422.

Number of Restricted Shares:       %%TOTAL_SHARES_GRANTED%-%

Vesting of Restricted Shares

Except as otherwise provided in this Notice of Grant, the Restricted Shares will vest and become nonforfeitable on %%VEST_DATE_PERIOD1%-% (the “Vesting Date”) provided you continue to be employed by the Company from the Grant Date until the Vesting Date.

Restrictions on Transferability of Restricted Shares

Prior to the Vesting Date, the Restricted Shares that are not yet vested are not transferable by you by means of sale, assignment, exchange, pledge or otherwise.  The Restricted Shares shall be registered on the Company’s books in your name as of the date hereof.  In the event stock certificates are issued, custody of such stock certificates shall be retained by the Company so long as the Restricted Shares are not vested.  As soon as practicable after the Restricted Shares become vested, the Company will deliver to you the stock certificate for such shares.  Upon receipt of such stock certificate you will be free to hold or dispose of the shares represented by such certificate subject to (1) the general conditions and procedures provided in the Plan and this Notice of Grant and (2) the applicable restrictions and procedures of federal and state securities laws.

This Notice of Grant grants the Company a power of attorney, coupled with an interest, to administer the Restricted Shares in accordance with the terms herein.  If requested by the Company, you shall deliver to the Company a separate stock power, endorsed in blank, with respect to the Restricted Shares.  By accepting this grant of Restricted Shares you agree that the Company may use such power of attorney to cancel any Restricted Shares that do not become vested.

Shareholder Rights

Prior to the Vesting Date, you shall, subject to the restrictions of the Plan and this Notice of Grant, have all rights of a shareholder with respect to the Restricted Shares awarded hereunder, including the right to receive dividends, if any, warrants and rights and to vote the shares.

Tax Withholding

On the Vesting Date you will have taxable income equal to the market value of the shares on that date.  You will be required to reimburse the Company for the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the vesting of the Restricted Shares (“Tax Withholdings”).  You must satisfy this obligation by remitting a cash payment to the Company or by making other arrangements satisfactory to the Company and permitted by the Plan. In order to reimburse the Company for any Tax Withholdings, the Company shall have the right to retain and withhold from any award of the Restricted Shares, the number of Restricted Shares, having a market value not less than the amount of such taxes, and cancel in whole or in part any such shares so withheld. The Company shall also have the unrestricted right to withhold, from any other cash amounts due (or to become due) from the Company to you, including from your wages or commissions, an amount equal to any Tax Withholdings.

Forfeiture of Restricted Shares

Your Restricted Shares shall be forfeited upon the earliest to occur prior to the Vesting Date of the following:

1.
Termination of Employment by the Company. Except as otherwise provided in the “Age and Service Vesting” section set forth below, upon termination of your employment with the Company by the Company for any reason, other than death or disability, your unvested Restricted Shares will be immediately forfeited.

2.
Resignation; Leave.  In the event that you resign your employment with the Company, any Restricted Shares that have not vested by your resignation date will be forfeited on your resignation date, except as otherwise provided in the “Age and Service Vesting” section set forth below.  Employees on authorized leave will not be considered as having terminated merely by reason of the leave; however, in the event you are on leave on the Vesting Date, your Restricted Shares shall not vest until you return to full-time employment.

Death or Disability

If your employment by the Company terminates because you die or become disabled, all Restricted Shares covered by this Notice of Grant will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

Age and Service Vesting

If you terminate your employment with the Company and such termination is not for cause, and, as of the date if the termination you have:

1.  Attained 55 years of age and completed ten years of continuous employment with the Company;

2.  Attained 62 years of age and completed seven years of continuous employment with the Company; or

3.  Attained 65 years of age and completed five years of continuous employment with the Company;

then, all Restricted Shares covered by this Notice of Grant will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

Change of Control

Notwithstanding anything to the contrary herein, in the event of a Change of Control, all unvested Restricted Shares granted hereunder shall immediately vest.

Change of Capital Structure

If the number of outstanding shares of the Company’s common stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Restricted Shares covered by this Notice of Grant will automatically be adjusted, as provided in the Plan and as the Committee shall determine to be equitably required so as to preserve the value of the Restricted Shares that existed immediately before the change; provided, however, that the Company will not be required to issue any fractional shares as a result of such adjustment.

By accepting this grant on-line, this Notice of Grant, together with the Plan, will become an agreement between you and the Company that is governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.  By accepting this online agreement, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading – Associates” which can be found on The CarMax Way.

Sincerely,

[Name, Title]

ACCEPTED:

Signature

_____________________________

_____________________________                                                    _______________________
Printed Name                                                                                                Employee ID Number

Effective as of January 1, 2009